Exhibit 12.01

             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                       COMPUTATION OF RATIO OF EARNINGS TO
                    FIXED CHARGES For the Twelve Months Ended
                   September 30, 2000 and Each of the Previous
                      Five Fiscal Years Ended September 30
                             (Thousands of Dollars)

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                                12 Months
                                  Ended            Fiscal year Ended September 30,
                              September 30,
                                  2000       1999      1998     1997      1996   1995
--------------------------------------------------------------------------------------

Fixed charges as defined:
Interest on long-term debt     12,617     13,657    15,040   15,139    12,252  11,116
  Amortization of debt expense    149        353       162      163       152     137
  Other interest                7,161      4,719     3,237    2,385     2,716   1,974
--------------------------------------------------------------------------------------
Total Fixed Charges (A)        19,927     18,729    18,439   17,687    15,120  13,227
======================================================================================

Earnings as defined:
  Net income                     18,041     24,451    24,837   26,347    23,898 21,421
  Income taxes                   15,746     15,489    15,127   15,711    14,496 13,521
  Total fixed charges above      19,927     18,729    18,439   17,687    15,120 13,227
--------------------------------------------------------------------------------------
Total Earnings (B)               53,714     58,669    58,403   59,745    53,514 48,169
======================================================================================

Ratio of Earnings to Fixed
  Charges (B/A)                    2.70       3.13      3.17     3.38      3.54   3.64
======================================================================================

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